Exhibit 10.19

[English Summary]

Yunding Park Cooperative Development Agreement

Party A: Yongtai County Government
Party B: Hong Kong Yida International Investment Co., Ltd.

Exclusivity:
Party B has the exclusive right to develop both Yongtai Beixi and Jiezhukou Lake and Party A is prohibited from granting the right of development, operation and management to any third party during the term of the Agreement.

Term:
Party B shall be entitled to the operation and management rights of Yunding Park for a period of 40 years from the date of execution of this Agreement.

Rights and Responsibilities:
Party A is entitled to resource sharing fees from Party B as to its tourism activities;
Party A shall not grant the right of development, operation and management to any third party during the term of the Agreement;
Party A shall not terminate the Agreement during the term unless required by laws and policies of the government;
Party B is entitled to the rights to develop and operate the resource;
Party B shall pay to Party A certain resource sharing fees;
Party B can mortgage or pledge the rights under this Agreement;
Party B can obtain the land use rights through bidding and auction according to certain laws;

Revenue Sharing:
Under the Agreement, Party B is entitled to: (1) the ticket sales revenue minus a total of 5 million RMB to be paid to Party A over the course of the first 10 years of the Agreement; (2) the earnings excluding 5% of the actual ticket sales during that time in the second ten years; (3) the earnings excluding 6% of the actual ticket sales during that time in the third ten years and (4) the earnings excluding 7% of the actual ticket sales during that time in the fourth ten years.

Resource Sharing Fees:
Party B shall also pay to Party A resource sharing fees as to the franchise projects: (1) not less than 3% of the actual revenue from franchise projects during the first ten years; (2) not less than 4% of the actual revenue from franchise projects during the second ten years; and (3) not less than 5% of the actual revenue from franchise projects thereafter.

Assignment:
Party B will incorporate a new company to develop Yunding Park. Such new company shall assume all the rights and liabilities of Party B.

Dispute:
If there is any dispute between the parties, both parties shall resolve the dispute through compromise settlement. If the parties cannot reach the settlement, then either party can resolve the dispute by the municipal court of Yongtai County or intermediate court of Fuzhou City.

Jurisdiction:
Law of China

Date of the Agreement:
November 27, 2008